BLUE BIRD REPORTS FISCAL 2016 THIRD QUARTER RESULTS

Third Quarter Net Sales 23% Above Prior Year; Propane-Powered Bus Unit Sales up 92%

Minor Revision to Full Year Guidance for Revenue and Profit

Fort Valley, GA, August 4, 2016 – Blue Bird Corporation (“Blue Bird”) (Nasdaq: BLBD), the leading independent designer and manufacturer of school buses, announced today its fiscal 2016 third quarter results.

Third Quarter Highlights

•	Total net sales of $323.1 million, 23.0% higher than the same period last year

•	Unit sales of 3,768 buses, compared with 2,993 in the third quarter of prior year

•	Propane-powered bus unit sales 92% higher than the same period last year

•	Parts sales of $13.6 million, compared with $14.2 million for the same period last year

•	Gross margins of 14.5%, compared with 14.0% for the same period last year

•
Net loss from continuing operations of $1.8 million, compared with net income from continuing operations of $10.7 million for the third quarter last year. The FY2016 third quarter loss includes $26.2 million in stock-based compensation, special compensation and business combination expenses, of which, $15.6 million was funded by our former majority stockholder

•	Adjusted Net Income from Continuing Operations[1] of $16.2 million, 40% higher than the same period last year

•	Adjusted EBITDA[1] of $32.5 million, compared with $23.4 million for the same prior year period

•
Reducing net sales guidance by 3.5%, to $930-950 million, due primarily to the delayed release for sale of gasoline-powered buses. Revising Adjusted EBITDA guidance to $70-72 million based on lower volume outlook. Maintaining Adjusted Free Cash Flow[1] guidance of $30-35 million

	Three Months Ended July 2, 2016	B/(W) 2015	Nine Months Ended July 2, 2016	B/(W) 2015
Unit Sales	3,768	775	7,308	398
Revenue (Mils.)	$323.1	$60.4	$645.6	$34.1
Income (Loss) from Continuing Operations (Mils.)	$(1.8)	$(12.4)	$(2.7)	$(1.6)
Adjusted Income from Continuing Operations[1] (Mils.)	$16.2	$4.6	$16.9	$4.4
Adjusted EBITDA[1] (Mils.)	$32.5	$9.1	$47.8	$7.0
Diluted Earnings (Loss) per Share	$(0.13)	$(0.55)	$(0.27)	$(0.15)
Adjusted Diluted Earnings per Share[1]	$0.64	$0.18	$0.67	$0.18

“Overall, we had a great third quarter. We delivered strong top-line growth of 23% in the third quarter which helped drive Adjusted EBITDA of $32.5 million for the period.” said Phil Horlock, President and Chief Executive Officer of Blue Bird Corporation. “Momentum behind our propane-powered bus offering continues with sales up 92% over prior year in the quarter. We began production of our new gasoline-powered Vision school bus and plan to start shipping buses with this powertrain in our fiscal fourth quarter, pending final certification from the EPA. Due to later-than-expected EPA approval of our exclusive gasoline bus, we see potential for slightly lower volume in the fourth quarter. As such, we are adjusting our full year net revenue guidance downward to $930-950 million and revising Adjusted

EBITDA to $70-72 million. Due to our ongoing focus on cash management, we are able to maintain Adjusted Free Cash Flow at $30-35 million.”

1 See attachments for Adjusted EBITDA, Adjusted Net Income, Adjusted Diluted EPS and Adjusted Free Cash Flow reconciliations
Third Quarter & Year-to-Date 2016 Results

Sales

Third Quarter:

Total net sales were $323.1 million for the third quarter of fiscal 2016, an increase of $60.4 million or 23.0% over prior year. Bus unit sales were 3,768 units for the quarter this year compared with 2,993 units for the same period last year.

For the bus segment, the average net sales price per unit for the third quarter of fiscal 2016 was 1.1% lower than the price per unit for the same period in fiscal 2015. This decrease in unit price reflects mainly product and customer mix changes.

Parts sales of $13.6 million reflect a year-over-year decrease of $0.5 million.

Year-to-Date:

Total net sales were $645.6 million for the nine months ended July 2, 2016, an increase of $34.1 million or 5.6% compared with prior year. This was primarily driven by an increase in bus unit sales, which were 398 units above last year for the same period.

For the bus segment, the average net sales price per unit for the nine months ended July 2, 2016 was 0.4% higher than the price per unit for the nine months ended during the comparable quarter last year. This increase in unit price reflects a higher mix of propane-powered buses as well as customer mix changes.

Parts sales for the nine months ended July 2, 2016 were $40.8 million, a decrease of $1.0 million or 2.5% compared with prior year.

Gross Profit

Third Quarter:

Third quarter gross profit of $46.8 million represents an increase of $10.1 million over the third quarter of last year.

Bus gross profit of $41.6 million for the third quarter improved by $9.9 million compared with the third quarter of last year. Gross profits for the quarter were mainly impacted by increased volume and a higher mix of propane-powered buses.

Parts gross profit in the third quarter of 2016 of $5.2 million was $0.2 million higher than the same period in 2015.

Year-to-Date:

Year-to-date gross profit was $90.7 million, up $11.5 million from the prior year.

Bus gross profit of $75.1 million was up by $11.2 million. The increase in bus gross profit was primarily driven by increased volume and a greater mix of propane-powered buses.

Parts gross profit year-to-date of $15.6 million was up $0.3 million compared with the prior year.

Adjusted EBITDA

Third Quarter:

Adjusted EBITDA was $32.5 million or 10.1% of net sales for the third quarter of fiscal 2016, an increase of $9.1 million, or 39.1%, compared with $23.4 million or 8.9% of net sales for the third quarter of fiscal 2015. The increase in adjusted EBITDA is primarily the result of increased gross profit.

Year-to-Date:
Adjusted EBITDA was $47.8 million or 7.4% of net sales for the nine months ended July 2, 2016, an increase of $7.0 million, or 17.1%, compared to $40.9 million or 6.7% of net sales for the nine months ended July 4, 2015. The increase in adjusted EBITDA is primarily the result of higher gross profit, partially offset by increased adjusted selling, general and administrative expenses.

Net Income from Continuing Operations

Third Quarter:

Net loss from continuing operations was $1.8 million for the third quarter of fiscal 2016, a decrease of $12.4 million compared with the third quarter of fiscal 2015. The decrease primarily reflects lower operating profit of $16.6 million, driven primarily by $26.2 million of stock-based compensation, special compensation and business combination expenses. The decrease was partially offset by lower tax expense of $3.4 million and a decrease of $0.5 million in interest income and expense.

Adjusted Net Income from Continuing Operations was $16.2 million, representing an increase of $4.6 million compared with the same period last year.

Year-to-Date:

Net loss from continuing operations was $2.7 million for the nine months ended July 2, 2016, a decrease of $1.6 million compared with the nine months ended July 4, 2015. This reflects primarily a decrease in operating profit of $1.7 million.

Adjusted Net Income from Continuing Operations was $16.9 million, representing an increase of $4.4 million compared with the same period last year.

Conference Call Details

Blue Bird will discuss its third quarter and year-to-date 2016 results and other related matters in a conference call at 8:00 AM ET today. Participants may listen to the audio portion of the conference call either through a live audio webcast on the Company's website or by telephone. The slide presentation and webcast can be accessed via the Investor Relations portion of Blue Bird's website at www.blue-bird.com.

•
Webcast participants should log on and register at least ten minutes prior to the start time on the Investor Relations homepage of Blue Bird’s website at http://investors.blue-bird.com. Click the link in the events box on the Investor Relations landing page.

•	Participants desiring audio only should dial 877-407-4018 or 201-689-8471.

A replay of the webcast will be available approximately two hours after the call concludes via the same link on Blue Bird’s website.

About Blue Bird Corporation

Blue Bird is the leading independent designer and manufacturer of school buses, with more than 550,000 buses sold since its formation in 1927 and approximately 180,000 buses in operation today. Blue Bird’s longevity and reputation in the school bus industry have made it an iconic American brand. Blue Bird distinguishes itself from its principal competitors by its singular focus on the design, engineering, manufacture and sale of school buses and related parts. As the only manufacturer of chassis and body production specifically designed for school bus applications, Blue Bird is recognized as an industry leader for school bus innovation, safety, product quality/reliability/durability, operating costs and drivability. In addition, Blue Bird is the market leader in alternative fuel applications with its propane-powered and compressed natural gas-powered school buses. Blue Bird manufactures school buses at two facilities in Fort Valley, Georgia. Its Micro Bird joint venture operates a manufacturing facility in Drummondville, Quebec, Canada. Service and after-market parts are distributed from Blue Bird’s parts distribution center located in Delaware, Ohio.

Non-GAAP Financial Measures

This press release may include the following non-GAAP financial measures: “Adjusted EBITDA,” "Adjusted Net Income," "Adjusted Diluted Earnings per Share," “Free Cash Flow” and “Adjusted Free Cash Flow.” Adjusted EBITDA is defined as income from continuing operations prior to interest income, interest expense, income taxes, and depreciation and amortization, as adjusted to add back certain charges that we may record each year, such as stock-compensation expense and transaction costs, as these expenses are not considered an indicator of ongoing company performance. Adjusted net income is defined as net income, as adjusted to add back certain transaction costs not considered an indicator of ongoing company performance. Adjusted diluted earnings per share represents adjusted income (loss) from continuing operations divided by diluted weighted average common shares outstanding (as if we had GAAP net income during the respective period). Adjusted net income from continuing operations and adjusted diluted earnings per share are calculated net of taxes. Free cash flow represents net cash provided by continuing operations minus cash paid for fixed assets. Adjusted Free Cash flow represents free cash flow excluding cash paid for special compensation and other business combination expenses.

There are limitations to using non-GAAP measures. Although Blue Bird believes that such measures may enhance an evaluation of Blue Bird’s operating performance and cash flows, (i) other companies in Blue Bird’s industry may define such measures differently than Blue Bird does and, as a result, they may not be comparable to similarly titled measures used by other companies in Blue Bird’s industry and (ii) such measures may exclude certain financial information that some may consider important in evaluating Blue Bird’s performance and cash flows.

Forward Looking Statements

This press release includes forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to expectations for future financial performance, business strategies or expectations for our business. Specifically, forward-looking statements include statements in this press release regarding guidance, seasonality, product mix and gross profits and may include statements relating to:

•	Inherent limitations of internal controls impacting financial statements

•	Growth opportunities

•	Future profitability

•	Ability to expand market share

•	Customer demand for certain products

•	Economic conditions that could affect fuel costs, commodity costs, industry size and financial conditions of our dealers and suppliers

•	Labor or other constraints on the Company’s ability to maintain a competitive cost structure

•	Volatility in the tax base and other funding sources that support the purchase of buses by our end customers

•	Lower or higher than anticipated market acceptance for our products

•	Other statements preceded by, followed by or that include the words “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions

These forward-looking statements are based on information available as of the date of this press release, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. The factors described above, as well as risk factors described in reports filed with the SEC by us (available at www.sec.gov), could cause our actual results to differ materially from estimates or expectations reflected in such forward-looking statements.

Contact:
Mark Benfield
Investor Relations & New Business Development
(478) 822-2315
Mark.Benfield@blue-bird.com

BLUE BIRD CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands except for share data)	July 2, 2016	October 3, 2015
	(unaudited)	(unaudited)
Assets
Current assets
Cash and cash equivalents	$42,702	$52,861
Accounts receivable, net	19,754	13,746
Inventories	101,412	49,180
Other current assets	9,006	3,960
Deferred tax asset	7,039	9,150
Total current assets	$179,913	$128,897
Property, plant and equipment, net	30,672	28,933
Goodwill	18,825	18,825
Intangible assets, net	58,976	60,378
Equity investment in affiliate	11,561	12,505
Deferred tax asset	7,521	15,055
Other assets	2,586	1,721
Total assets	$310,054	$266,314
Liabilities and Stockholder’s Deficit
Current liabilities
Accounts payable	$129,445	$79,333
Accrued warranty costs—current portion	7,586	7,418
Accrued expenses	25,214	22,980
Deferred warranty income—current portion	5,467	4,862
Other current liabilities	8,364	7,072
Current portion of senior term debt	11,750	11,750
Total current liabilities	$187,826	$133,415
Long-term liabilities
Long-term debt	$142,577	$175,418
Accrued warranty costs	10,917	10,243
Deferred warranty income	10,284	9,283
Other liabilities	15,067	13,169
Accrued pension liability	42,632	46,427
Total long-term liabilities	$221,477	$254,540
Stockholder’s deficit
Preferred stock, $0.0001 par value, 10,000,000 shares authorized 500,000 issued and liquidation preference of $50,000	$50,000	$50,000
Common stock, $0.0001 par value, 100,000,000 shares authorized, 21,449,954 and 20,874,882 issued and outstanding at July 2, 2016 and October 3, 2015, respectively	2	2
Additional paid-in capital	38,942	15,887
Accumulated deficit	(138,476)	(135,756)
Accumulated other comprehensive loss	(49,717)	(51,774)
Total stockholder’s deficit	$(99,249)	$(121,641)
Total liabilities and stockholder’s deficit	$310,054	$266,314

BLUE BIRD CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

	Three Months Ended		Nine Months Ended
(in thousands except for share data)	July 2, 2016	July 4, 2015	July 2, 2016	July 4, 2015
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net sales	$323,055	$262,653	$645,596	$611,504
Cost of goods sold	276,247	225,991	554,921	532,334
Gross profit	$46,808	$36,662	$90,675	$79,170
Operating expenses
Selling, general and administrative expenses	44,150	17,404	79,974	66,813
Operating profit	$2,658	$19,258	$10,701	$12,357
Interest expense	(4,040)	(4,577)	(12,736)	(14,473)
Interest income	7	5	118	39
Other income (expense), net	—	(33)	16	—
(Loss) income before income taxes	$(1,375)	$14,653	$(1,901)	$(2,077)
Income tax expense	(1,085)	(4,513)	(2,267)	(8)
Equity in net income of non-consolidated affiliate	696	543	1,494	1,049
Net (loss) income from continuing operations	$(1,764)	$10,683	$(2,674)	$(1,036)
Loss from discontinued operations, net of tax	(13)	—	(46)	(4)
Net (loss) income	$(1,777)	$10,683	$(2,720)	$(1,040)
Defined benefit pension plan gain, net of tax expense of $419, $320, $1,257 and $959, respectively	777	593	2,333	1,780
Cash flow hedge loss, net of tax benefit of $33, $0, $149 and $0, respectively	(60)	—	(276)	—
Comprehensive (loss) income	$(1,060)	$11,276	$(663)	$740
Net (loss) income (from above)	$(1,777)	$10,683	$(2,720)	$(1,040)
Preferred stock dividend	964	1,027	2,915	1,440
Net (loss) income available to common stockholders	$(2,741)	$9,656	$(5,635)	$(2,480)
Earnings per share:
Basic weighted average shares outstanding	21,084,878	20,712,860	20,989,737	21,306,118
Basic earnings (loss) per share	$(0.13)	$0.47	$(0.27)	$(0.12)
Diluted weighted average shares outstanding	21,084,878	25,385,884	20,989,737	21,306,118
Diluted earnings (loss) per share	$(0.13)	$0.42	$(0.27)	$(0.12)

BLUE BIRD CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended
(in thousands of dollars)	July 2, 2016	July 4, 2015
	(unaudited)	(unaudited)
Cash flows from operating activities
Net loss	$(2,720)	$(1,040)
Loss from discontinued operations, net of tax	46	4
Adjustments to reconcile net loss to net cash provided by (used in) continuing operations
Depreciation and amortization	6,025	6,646
Amortization of debt costs	2,232	2,283
Share-based compensation	12,717	526
Equity in net income of affiliate	(1,494)	(1,049)
Loss on disposal of fixed assets	29	495
Deferred taxes	8,659	(4,096)
Provision for bad debt	(5)	134
Amortization of deferred actuarial pension losses	3,590	2,739
Changes in assets and liabilities:
Accounts receivable	(6,003)	(12,734)
Inventories	(52,232)	(35,220)
Other assets	(6,055)	(592)
Accounts payable	50,332	24,049
Accrued expenses, pension and other liabilities	3,870	(13,778)
Cash dividend from equity investment in affiliate	2,316	—
Total adjustments	$23,981	$(30,597)
Net cash provided by (used in) continuing operations	$21,307	$(31,633)
Net cash used in discontinued operations	(46)	(4)
Total cash provided by (used in) operating activities	$21,261	$(31,637)
Cash flows from investing activities
Cash paid for fixed assets	(6,511)	(3,427)
Total cash used in investing activities	$(6,511)	$(3,427)
Cash flows from financing activities
Repayments under the senior term loan	(33,812)	(8,813)
Cash paid for capital leases	(168)	(114)
Cash paid for debt costs	(1,117)	(2,872)
Contributions from former majority stockholder	15,616	13,550
Payment of dividends on preferred stock	(1,917)	—
Cash paid for employee taxes on vested restricted shares	(3,511)	—
Total cash (used in) provided by financing activities	$(24,909)	$1,751
Change in cash and cash equivalents	(10,159)	(33,313)
Cash and cash equivalents at beginning of period	52,861	61,137
Cash and cash equivalents at end of period	$42,702	$27,824
Non-cash investing and financing activity
Capital expenditures funded by capital lease borrowings	100	—
Change in accounts payable for capital additions to property, plant and equipment	(220)	248
Common stock dividend on Series A preferred stock (market value of common shares)	998	1,239
Non-cash reverse merger activity
Issuance of Common Stock	—	25,000
Issuance of Series A Preferred Stock	—	50,000
Shares assumed by legal acquirer	—	42,492
Repurchase of Common Stock from Traxis	—	100,000

Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA
(Unaudited)

	Three Months Ended		Nine Months Ended
(in thousands of dollars)	July 2, 2016	July 4, 2015	July 2, 2016	July 4, 2015
Net income (loss)	$(1,777)	$10,683	$(2,720)	$(1,040)
Loss from discontinued operations, net of tax	(13)	—	(46)	(4)
Income (loss) from continuing operations	$(1,764)	$10,683	$(2,674)	$(1,036)
Interest expense	4,040	4,577	12,736	14,473
Interest income	(7)	(5)	(118)	(39)
Income tax expense	1,085	4,513	2,267	8
Depreciation and amortization	2,017	2,081	6,025	6,646
Special compensation payment (1)	15,757	—	15,757	13,788
Public company expenses, non-recurring	—	812	—	2,654
Business combination expenses	185	218	239	3,364
Loss on disposal of fixed assets	—	—	—	469
One-time post-retirement benefit adjustment	896	—	896	—
Share-based compensation	10,270	471	12,717	526
Adjusted EBITDA	$32,479	$23,350	$47,845	$40,853
Adjusted EBITDA margin (percentage of net sales)	10.1%	8.9%	7.4%	6.7%

(1) The special compensation payments for fiscal 2016 and 2015 were primarily funded by a contribution from our former majority stockholder concurrent with the June 2016 change in control and 2015 Business Combination, respectively.

Reconciliation of Adjusted EBITDA to Free Cash Flow
(Unaudited)

	Three Months Ended		Nine Months Ended
(in thousands of dollars)	July 2, 2016	July 4, 2015	July 2, 2016	July 4, 2015
Adjusted EBITDA	$32,479	$23,350	$47,845	$40,853
Cash paid for interest, net	(3,254)	(3,836)	(10,386)	(16,000)
Trade working capital	9,430	(15,075)	(7,903)	(23,905)
Capital expenditures (CAPEX)	(2,574)	(1,595)	(6,511)	(3,427)
Cash paid for taxes, net	(278)	(2)	(1,074)	(360)
Other	12,264	5,336	8,821	(5,933)
Adjusted free cash flow	$48,067	$8,178	$30,792	$(8,772)
Cash paid for special compensation payment	(15,757)	—	(15,757)	(13,788)
Cash paid for business combination expenses	(239)	—	(239)	(12,500)
Free cash flow	$32,071	$8,178	$14,796	$(35,060)

Reconciliation of Net Income (Loss) to Adjusted Net Income
(Unaudited)

	Three Months Ended		Nine Months Ended
(in thousands)	July 2, 2016	July 4, 2015	July 2, 2016	July 4, 2015
Net income (loss), GAAP	$(1,777)	$10,683	$(2,720)	$(1,040)
Add: loss from discontinued operations, net of tax, GAAP	13	—	46	4
Income (loss) from continuing operations, GAAP	(1,764)	10,683	(2,674)	(1,036)
One-time charge adjustments, net of tax benefit (1)
Special compensation payment	10,242	—	10,242	8,962
Public company expenses, non-recurring	—	528	—	1,725
Business combination expenses	120	142	155	2,187
Loss on disposal of fixed assets	—	—	—	305
One-time post-retirement benefit adjustment	582	—	582	—
Share-based compensation (2)	7,029	306	8,619	342
Adjusted income from continuing operations, non-GAAP	16,209	11,659	16,924	12,485
Less: preferred stock dividend	964	1,027	2,915	1,440
Adjusted income from continuing operations available to common stockholders, non-GAAP	$15,245	$10,632	$14,009	$11,045

(1) Amounts are net of federal statutory tax rate of 35%.
(2) Also includes tax shortfall expense.

Reconciliation of GAAP Diluted EPS to Non-GAAP Diluted EPS
(Unaudited)

	Three Months Ended		Nine Months Ended
(in thousands)	July 2, 2016	July 4, 2015	July 2, 2016	July 4, 2015
Diluted earnings (loss) per share, GAAP	$(0.13)	$0.42	$(0.27)	$(0.12)
One-time charge adjustments, net of tax benefit and inclusion of dilutive securities	0.77	0.04	0.94	0.61
Adjusted diluted earnings per share from continuing operations, non-GAAP (1)	$0.64	$0.46	$0.67	$0.49
Weighted average dilutive shares outstanding, non-GAAP (2)	25,502,019	25,385,884	21,031,705	25,620,182

(1) Numerator is adjusted income from continuing operations for the three months ended July 2, 2016 and the three and nine months ended July 4, 2015. Numerator is adjusted income from continuing operations available to common stockholders for the nine months ended July 2, 2016.
(2) With adjusted income from continuing operations, potentially dilutive shares excluded under GAAP for periods with GAAP net loss were included for the adjusted diluted earnings per share calculation, except for convertible preferred shares outstanding for the nine months ended July 2, 2016 since the if-converted impact would be anti-dilutive. Potentially dilutive shares included with basic shares outstanding were 4,417,141 and 41,968 for the three and nine months ended July 2, 2016, respectively, and 4,314,064 for the nine months ended July 4, 2015.